    As filed with the Securities and Exchange Commission on November 13, 1997

                                                   Registration No. 333-37737

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                AMENDMENT No. 1
                                       TO

                                    FORM S-3



                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                       ALTERNATIVE LIVING SERVICES, INC.
             (Exact name of Registrant as specified in its charter)

                            DELAWARE                                                       39-1771281
        (State or other jurisdiction of incorporation or                      (IRS Employer Identification Number)
                         organization)

                      450 NORTH SUNNYSLOPE ROAD, SUITE 300
                          BROOKFIELD, WISCONSIN  53005
                                 (414) 789-9565
   (Address and telephone number of Registrant's principal executive offices)

                          WILLIAM F. LASKY, PRESIDENT
                       ALTERNATIVE LIVING SERVICES, INC.
                      450 NORTH SUNNYSLOPE ROAD, SUITE 300
                          BROOKFIELD, WISCONSIN  53005
                                 (414) 789-9565
           (Name, address and telephone number of agent for service)

 Copies of all communications, including all communications sent to the agent for service, should be sent to:

                               ALAN C. LEET, ESQ.
                              ROGERS & HARDIN LLP
                   2700 INTERNATIONAL TOWER, PEACHTREE CENTER
                           229 PEACHTREE STREET, N.E.
                            ATLANTA, GEORGIA  30303
                                 (404) 522-4700

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the
    following box. [   ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same
    offering.  [   ] ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for
    the same offering.  [   ] _________

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                              ________________

                       CALCULATION OF REGISTRATION FEE


============================================================================================================================
     TITLE OF EACH CLASS OF           AMOUNT             PROPOSED MAXIMUM         PROPOSED MAXIMUM             AMOUNT OF
  SECURITIES TO BE REGISTERED    TO BE REGISTERED       OFFERING PRICE PER       AGGREGATE OFFERING        REGISTRATION FEE
                                                             SHARE(1)                   PRICE
----------------------------------------------------------------------------------------------------------------------------
 7.0% Debentures Due 2004(2)        $50,000,000                100%                  $50,000,000              $15,152(3)*
============================================================================================================================


* Previously paid.


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(2) There are also being registered hereunder the number of shares of Common Stock, $.01 par value per share, of Registrant (the "Conversion Shares") issuable upon conversion of the Debentures being registered hereunder, together with such additional indeterminate number of shares as may become issuable upon conversion by means of adjustments in the conversion price.

(3) Pursuant to Rule 457(i), no registration fee is payable with respect to the Conversion Shares since the Conversion Shares will be issued for no separate consideration. Conversion Shares will be issued only upon the conversion of the Debentures at the initial conversion price of $20.25, subject to adjustment in certain cases, in principal amount of the Debentures per share.
                               ________________

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 13, 1997

PRELIMINARY PROSPECTUS


                       ALTERNATIVE LIVING SERVICES, INC.

         $50,000,000 7.0% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2004
                    (INTEREST PAYABLE JUNE 1 AND DECEMBER 1)
                                      AND
            2,469,136 SHARES COMMON STOCK, $.01 PAR VALUE PER SHARE,
                        ISSUABLE UPON CONVERSION THEREOF
                        _______________________________

         This Prospectus relates to $50,000,000 aggregate principal amount of Convertible Subordinated Debentures due 2004 (the "Debentures") of Alternative Living Services, Inc., a Delaware corporation (the "Company" or "ALS"), issued in a private placement on May 21, 1997 (the "Debenture Offering") and the 2,469,136 shares of the common stock, $.01 par value per share, of the Company (the "Common Stock") that are issuable upon conversion of the Debentures, subject to adjustment under certain circumstances. The Debentures and the shares of Common Stock issued upon conversion of the Debentures may be offered from time to time for the account of the holders of Debentures named herein (the "Selling Securityholders"). The Company will not receive any proceeds from this offering. See "Plan of Distribution."

         The aggregate principal amount of Debentures that may be offered by the Selling Securityholders pursuant to this Prospectus is $50,000,000. Information concerning such Selling Securityholders may change from time to time and will be set forth in Supplements to this Prospectus. Accordingly, the aggregate principal amount of Debentures offered hereby may decrease. As of the date of this Prospectus, the aggregate principal amount of Debentures outstanding is $50,000,000.


         The Debentures are convertible into Common Stock at any time after the effectiveness of the registration statement of which this Prospectus is a part and at or prior to maturity, unless previously redeemed, at a conversion price of $20.25 per share, subject to adjustment under certain circumstances. Prior to this offering, there has not been any public market for the Debentures, although the Debentures have been eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. The Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "ALI." On November 12, 1997, the last reported sale price of the Common Stock, as reported by AMEX, was $23 1/2 per share.


         The Debentures are redeemable, in whole or in part, at the option of the Company, for cash, at any time on or after July 15, 2000 on at least 30 days' notice at the redemption prices set forth herein plus accrued interest. See "Description of Debentures."

         The Debentures are unsecured obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The Indenture (as defined) does not restrict the incurrence of Senior Indebtedness or other Indebtedness (as defined) by the Company or any subsidiary. At September 30, 1997, the Company had approximately $100.2 million of Senior Indebtedness.


         SEE "RISK FACTORS" COMMENCING ON PAGE 10 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE DEBENTURES AND THE COMMON STOCK.

         The Company has been advised by the Selling Securityholders that the Selling Securityholders, acting as principals for their own account, directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell all or a portion of the Debentures or shares of Common Stock offered hereby from time to time on terms to be determined at the time of sale. The aggregate proceeds to the Selling Securityholders from the sale of Debentures and Common Stock offered by the Selling Securityholders hereby will be the purchase price of such Debentures or Common Stock less any commissions or discounts, if any. For information concerning indemnification arrangements between the Company and the Selling Securityholders, see "Plan of Distribution."

         The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Debentures or shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Debentures or shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                           --------------------------
         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                 COMMISSION OR ANY STATE SECURITIES COMMISSION
                    PASSED UPON THE ACCURACY OR ADEQUACY OF
                      THIS PROSPECTUS. ANY REPRESENTATION
                              TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------


              The date of this Prospectus is _______________, 1997

                             AVAILABLE INFORMATION

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the United States Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at the New York Regional Office of the Commission, Seven World Trade Center, Suite 1300, New York, New York 10048, and at the Chicago Regional Office of the Commission, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the registration of the Debentures and the Common Stock offered hereby.
This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus or in any document incorporated by reference herein as to the contents of any contract or other documents referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or such other documents, which may be obtained from the Commission as indicated above upon payment of the fees prescribed by the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of such reports, proxy statements and other information filed by the Company, other than exhibits to such documents unless such exhibits are specifically incorporated herein by reference, are available without charge upon written or oral request from the Chief Financial Officer of the Company, 450 North Sunnyslope Road, Suite 300, Brookfield, Wisconsin 53005, Telephone (414) 789-9565.


         The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference: (i) the Company's Annual report on Form 10-K for the fiscal year ended December 31, 1996, as amended by Amendment No. 1 on Form 10-K/A filed with the Commission on May 12, 1997; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; (iv) the Company's Current Report on Form 8-K dated December 31, 1996, filed with the Commission on January 15, 1997, as amended by Amendment No. 1 on Form 8-K/A filed with the Commission on March 17, 1997; (v) the Company's Current Report on Form 8-K dated May 14, 1997, filed with the Commission on May 27, 1997; (vi) the Company's Current Report of Form 8-K dated July 30, 1997, filed with the Commission on August 14,1997; (vii) the Company's Current report on Form 8-K dated September 23, 1997, filed with the commission on October 10, 1997, as amended by Amendment No. 1 on Form 8-K/A filed with the Commission on November 6, 1997; and (viii) the description of the Company's Capital Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission on July 30, 1996.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


         The matters discussed in this Prospectus under "Risk Factors," in addition to certain statements contained elsewhere in this Prospectus or in the Company's filings under the Exchange Act, are "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual future results or trends to differ materially from future results or trends expressed or implied by such forward-looking statements. The most significant of such risks, uncertainties and other factors are discussed in this Prospectus under "Risk Factors" and prospective investors are urged to carefully consider such factors. Updated information will be periodically provided by the Company as required by the Securities Act and the Exchange Act. The Company, however, undertakes no obligation to publicly release the results of any revisions to such forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                             -------------------

        Crossings(R) and WovenHearts(R) are registered service marks of the Company and the Company claims service mark protection in the marks Wynwood(SM) and Clare Bridge(SM). Sterling House(R) is a registered service mark of Sterling House Corporation.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus and in the documents incorporated in this Prospectus by reference. Prospective investors should carefully review the matters set forth under "Risk Factors" before making a decision with respect to an investment in the Debentures or the Common Stock.

                                  THE COMPANY


         Alternative Living Services, Inc. is a national assisted living company operating 219 residences with an aggregate capacity to accommodate approximately 9,200 residents as of November 1, 1997. Of these residences, the Company owns 48, leases 101, holds majority interests in 34 (22 of which are owned and 12 of which are leased), holds minority interests in 20 (11 of which are owned and nine of which are leased) and manages 16. The Company provides a full range of assisted living services in its residences for the frail elderly and free-standing specialty care residences for individuals with Alzheimer's disease and other dementias. The Company and its predecessor have operated assisted living residences since 1981, and specialty dementia care residences since 1985.

         The Company provides a broad continuum of personal care (such as assistance with bathing, toileting, dressing, eating and ambulation), support services (such as housekeeping, laundry and transportation) and health care (such as medication administration and health monitoring) to its residents. In addition, the Company offers a wide range of specialized services, including behavior management and environmental adaptation programs, to residents who suffer from Alzheimer's disease and other dementias. All of these services are provided on a 24-hour basis in "home-like" settings which emphasize privacy, individual choice and independence. The Company operates five distinct assisted living product lines (Clare Bridge, Wynwood, Crossings, Sterling House and WovenHearts), each serving a particular segment of the private pay elderly population. Each assisted living product line is designed to permit residents to age in place by meeting their personal and health care needs across a range of pricing options.

         Since 1993, the Company has experienced significant growth through its aggressive development program and several strategic acquisitions. In October 1997, the Company completed the merger (the "Sterling Merger") with Sterling House Corporation ("Sterling"), which, at the time, operated 104 residences with an aggregate capacity of 3,892 residents. As a result of the Sterling Merger, the Company added significant depth to its experienced management team, acquired a fifth product line in the Sterling House residence model and significantly expanded its presence in the Mid west and southeast.
In 1996, the Company acquired New Crossings International Corporation, an assisted living company which operated 15 residences with a capacity of approximately 1,420 residents throughout the Western United States, and Heartland Retirement Services, Inc., an assisted living company which operated 20 WovenHearts residences throughout Wisconsin. As a result of these transactions, the Company expanded into several new geographic markets and broadened its assisted living product lines through the addition of the Crossings apartment style residence model and the WovenHearts residence model designed to serve frail elderly individuals in moderate income markets and smaller communities. The Company has also significantly expanded its operations through the development of free-standing residences. Through November 1, 1997, the Company has developed 203 residences with an aggregate capacity to accommodate approximately 8,700 residents. The Company intends to continue its development strategy and, at November 1, 1997, is constructing 99 residences and is developing an additional 74 residences. Of these residences, 110 to 130 are expected to open during 1998.


         The Company's executive offices are located at 450 North Sunnyslope Road, Suite 300, Brookfield, Wisconsin 53005, and its telephone number is (414) 789-9565.

         Unless the context otherwise requires, references in this Prospectus to "ALS" shall mean Alternative Living Services, Inc., it predecessor entity and its subsidiaries.




                                 RISK FACTORS

         See "Risk Factors" beginning on page 10 for a discussion of certain factors which should be considered prospective investors in evaluating an investment in the Debentures or the Common Stock.

                                USE OF PROCEEDS

         The proceeds from the sale of the Debentures and shares of Common Stock offered hereby are solely for the account of the Selling Securityholders. Accordingly, the Company will receive none of the proceeds from sales thereof.

                           DESCRIPTION OF DEBENTURES

The Debentures  . . . . . . . . . . . . .  . . . . . . . .          $50,000,000 of 7% Convertible Subordinated
                                                                    Debentures due 2004 issued under the Indenture dated
                                                                    May 21, 1997 between the Company and IBJ Schroder
                                                                    Bank & Trust Company, as trustee (the "Indenture").

Interest Payment Dates  . . . . . . . . .  . . . . . . . .          June 1 and December 1, commencing December 1, 1997.

Maturity Date . . . . . . . . . . . . . . . . . . . . . .           June 1, 2004.

Conversion Rights . . . . . . . . . . . . . . . . . . . .           The holders of the Debentures are entitled at any
                                                                    time, subject to prior redemption or repurchase, to
                                                                    convert the Debentures, or portions thereof (if the
                                                                    portions are $1,000 or whole multiples thereof) into
                                                                    shares of the Common Stock at the conversion price
                                                                    of $20.25 per share (subject to certain
                                                                    adjustments).  See "Description of Debentures -
                                                                    Conversion Rights."

Optional Redemption . . . . . . . . . . . . . . . . . . .           The Debentures are not redeemable by the Company
                                                                    prior to June 15, 2000.  On or after June 15, 2000
                                                                    the Debentures are redeemable on at least 30 days'
                                                                    and not more than 60 days' prior notice at the
                                                                    option of the Company, in whole or in part at any
                                                                    time, at the redemption prices set forth herein, in
                                                                    each case together with accrued interest.  See
                                                                    "Description of Debentures - Optional Redemption."

Consolidation, Merger, Sale or Conveyance. . . . . . . . . .        The Indenture provides that the Company may not
                                                                    merge or consolidate with, or sell or convey all, or
                                                                    substantially all, of its assets to another person
                                                                    unless such person is a company or a trust; such
                                                                    person assumes by supplemental indenture all the
                                                                    obligations of the Company under the Debentures and
                                                                    the Indenture; and immediately after the transaction
                                                                    no default or Event of Default shall exist.   See
                                                                    "Description of Debentures - Consolidation, Merger,
                                                                    Sale or Conveyance," and "- Events of Default,
                                                                    Notice and Waiver."

Subordination . . . . . . . . . . . . . . . . . . . . . .           The payment of the principal of and premium, if any,
                                                                    and interest on the Debentures is subordinated in
                                                                    right of payment to the prior payment in full of
                                                                    amounts then due on all existing and future Senior
                                                                    Indebtedness (as defined herein).  The Indenture
                                                                    contains no limitations on the incurrence of
                                                                    additional Senior Indebtedness or other indebtedness
                                                                    by the Company.  See "Description of Debentures -
                                                                    Subordination of Debentures."

Events of Default . . . . . . . . . . . . . . . . . . . .           An Event of Default with respect to the Debentures
                                                                    includes the occurrence of any of the following:
                                                                    default for 30 days in payment of interest; default
                                                                    in payment of principal at maturity, upon redemption
                                                                    or otherwise, which continues for five business
                                                                    days; acceleration of any indebtedness or money
                                                                    borrowed of at least $5,000,000 principal amount if
                                                                    such indebtedness is not paid or such acceleration
                                                                    is not annulled within 10 days after notice to the
                                                                    Company of such acceleration; failure by the Company
                                                                    for 60 days after notice to it to comply in any
                                                                    material respect with any of its other agreements in
                                                                    the Indenture or the Debentures; and certain events
                                                                    of bankruptcy or insolvency.  If an Event of Default
                                                                    occurs and is continuing, the Trustee or the holders
                                                                    of at least a majority in principal amount of the
                                                                    Debentures may declare all the Debentures to be due
                                                                    and payable immediately.  See "Description of
                                                                    Debentures - Events of Default, Notice and Waiver."

Trading . . . . . . . . . . . . . . . . .   . . . . . . . . .       Prior to this offering, there has not been any
                                                                    public market for the Debentures, although the
                                                                    Debentures have been eligible for trading in the
                                                                    Private Offerings, Resales and Trading through
                                                                    Automated Linkages ("PORTAL") market.

                         Description of Common Stock

The Common Stock  . . . . . . . . . . . . . . . . . . . .           2,469,136 shares of Common Stock are issuable upon
                                                                    conversion of the Debentures.  The Debentures are
                                                                    convertible into Common Stock at a conversion price
                                                                    of $20.25 per share, subject to adjustment under
                                                                    certain circumstances.  See "Description of Capital
                                                                    Stock" and "Description of Debentures - Conversion
                                                                    Rights."

Shares Outstanding  . . . . . . . . . . . . . . . . . . .           As of November 1, 1997, there were 18,575,524 shares of
                                                                    Common Stock outstanding.  As of the date of this
                                                                    Prospectus, none of the Debentures have been
                                                                    converted into shares of Common Stock.

Shares Outstanding if all
Debentures are Converted  . . . . . . . . . . . . . . . .           21,044,660 shares of Common Stock would be
                                                                    outstanding if all of the Debentures were converted
                                                                    into shares of Common Stock.

Dividend Policy . . . . . . . . . . . . . . . . . . . . .           The Company has never declared or paid a cash
                                                                    dividend to stockholders.  The Company's Board of
                                                                    Directors presently intends to retain all earnings
                                                                    to finance the expansion of the Company's operations
                                                                    and does not expect to authorize cash dividends in
                                                                    the foreseeable future.  Any payment of cash
                                                                    dividends in the future will depend upon the
                                                                    Company's earnings, capital requirements and other
                                                                    factors considered relevant by the Company's Board
                                                                    of Directors.  Certain of the Company's debt
                                                                    agreements restrict the amount of dividends which
                                                                    may be paid.

Trading . . . . . . . . . . . . . . . . . . . . . . . . .           The Common Stock is traded on the American Stock
                                                                    Exchange under the symbol "ALI".


                       Ratio of Earnings to Fixed Charges

                                                                              Nine Months
                                                                                Ended
                                   Years Ended December 31,                 September 30,
                            ---------------------------------------        ---------------

                            1992     1993    1994     1995    1996          1996     1997
                            -----   ------   -----   ------  ------        ------   ------
 Ratio of earnings to
   fixed charges(1)  . .       --       --      --       --      --            --       --



_______________________


(1) Computed by dividing earnings by total fixed charges. Earnings consist of earnings from continuing operations excluding unusual charges or extraordinary items, plus fixed charges, reduced by the amount of unamortized interest capitalized. Fixed charges consist of interest on debt, including amortization of debt issuance costs, and a portion of rent expense estimated by management to be the interest component of such rentals. Earnings were not sufficient to cover fixed charges as follows: for the years ended December 31, 1992, 1993, 1994, 1995 and 1996, $130,000, $180,000, $691,000, $1,482,000 and $8,326,000,
         respectively; and for the nine months ended September 30, 1996 and 1997, $6,547,000 and $7,485,000, respectively.

                                  RISK FACTORS

         An investment in the Debentures or the Common Stock offered hereby involves various risks. Prospective investors are urged to carefully consider each of the following risks, in conjunction with the other information contained in this Prospectus, before purchasing the Debentures or the Common Stock in this offering.


HISTORY OF OPERATING LOSSES

        The Company has experienced significant operating losses and net losses in each year since inception, primarily as a result of its development, construction and residence lease-up activities as well as the incurrence of certain expenses to establish corporate infrastructure to support future planned growth. For the years ended December 31, 1994, 1995 and 1996, the Company incurred operating losses of $390,000, $1.0 million and $4.1 million, respectively, and net losses of $643,000, $1.7 million and $7.8 million, respectively. For the nine months ended September 30, 1997, the Company incurred an operating loss and net loss of $1.7 million and $57,000, respectively. On a pro forma basis giving effect to the Sterling Merger as if it had occurred as of January 1, 1994, the Company would have incurred operating losses of $5.7 million and $3.4 million and a net loss of $8.8 million and net income of $79,000 for the year ended December 31, 1996 and for the nine months ended September 30, 1997, respectively.


        Newly opened assisted living residences typically operate at a loss during the first six to 12 months of operation, primarily due to the incurrence of certain fixed and variable expenses in advance of the achievement of targeted rent and service fee revenues from the lease-up of such residences. As of November 1, 1997, of the Company's 219 residences, 90 had been open for 12 months or less. In addition, the development and construction of assisted living residences requires the commitment of substantial capital over a typical six- to 12-month construction period, the consequence of which may be an adverse impact on the Company's liquidity. As of November 1, 1997, the Company had 99 residences under construction and an additional 74 residences under development. In the case of acquired residences, resident turnover and increased marketing expenditures which may be required to reposition such residences, together with the possible disruption of operations resulting from the implementation of renovations, may adversely impact the financial performance of such residences for a period of time after their acquisition. In addition, occupancy levels and the rates which the Company may be able to charge for its services may be adversely affected in competitive market circumstances which would negatively impact the operating results of affected residences. Accordingly, there can be no assurance that the Company will not experience unforeseen expenses, difficulties, complications and delays which could result in greater than anticipated operating losses or otherwise materially adversely affect the Company's financial condition and results of operations. See "-- Development and Construction Risks" and "-- Competition."

SUBSTANTIAL DEBT AND OPERATING LEASE PAYMENT OBLIGATIONS

        The Company had lease expense of $6.1 million and $10.7 million for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. On a pro forma basis giving effect to the Sterling Merger as if it had occurred as of January 1, 1994, the Company's total indebtedness as of September 30, 1997 would have been $222 million, and its net interest expense and lease expense would have been $3.2 million and $9.0 million, respectively, for the year ended December 31, 1996 and $2.2 million and $18.1 million, respectively, for the nine months ended September 30, 1997. Debt and annual operating lease payment obligations will continue to increase significantly as the Company pursues its growth strategy. In addition, the Company anticipates that future development of residences may be financed with construction loans and, therefore, there is a risk that, upon completion of construction, permanent financing for newly developed residences may not be available or may be available only on terms that are unfavorable or unacceptable to the Company.

        There can be no assurance that the Company will generate sufficient cash flow to meet its obligations. Any payment or other default with respect to such obligations could cause the lender to foreclose upon the residences securing the indebtedness or, in the case of an operating lease, to terminate the lease, with a consequent loss of income and asset value to the Company. Moreover, because of cross-default and cross-collateralization provisions in certain mortgages and debt instruments of the Company and in most of its leases, a default by the Company on one of its payment obligations could result in acceleration of other obligations and adversely affect a significant number of its other residences. See "-- Need for Additional Financing; Risk of Rising Interest Rates."

INTEGRATION OF OPERATIONS FOLLOWING THE STERLING MERGER

        The merger of the Company with Sterling, which was consummated on October 23, 1997, involves the integration of two companies that have previously operated independently. Among the factors considered by the Board of Directors of the Company in connection with its approval of the Sterling Merger were the opportunities for operating efficiencies that may result from the Sterling Merger. While the Company would expect to achieve certain operating efficiencies as a result of the Sterling Merger, no assurance can be given that difficulties will not be encountered in integrating the operations of the Company and Sterling or that the benefits expected from such integration will be realized. In addition, management of the Company expects to devote significant attention to efforts to integrate the operations of the two companies, which effort may affect such management's ability to manage ongoing operations and expansion efforts. Any delays or unexpected costs incurred in connection with such integration could have a material adverse effect on the business, results of operations or financial condition of the Company.

ABILITY TO CONTINUE GROWTH; ABILITY TO MANAGE RAPID EXPANSION AND BUSINESS DIVERSIFICATION

        The Company has and expects to continue to pursue an aggressive expansion strategy focused on developing, constructing and acquiring assisted living residences. The Company is currently managing significant construction and development activity. Accordingly, the Company's prospects are directly affected by its ability to develop, construct and, to a lesser extent, acquire additional residences. The Company's ability to continue to grow will depend in large part on its ability to identify suitable and affordable development and acquisition opportunities and successfully pursue such opportunities, identify and obtain necessary financing commitments and effectively operate its assisted living residences. There can be no assurance, however, that the Company will be successful in developing, constructing or acquiring any additional residences or that it will be able to continue to achieve or exceed its historical growth rate.

        The Company's rapid expansion places significant demands on the Company's management and operating personnel. The Company's ability to manage its recent and future growth effectively will require it to continue to improve its operational, financial and management information systems and to continue to attract, retain, train, motivate and manage key employees. If the Company is unable to manage its growth effectively, its business, operating results and financial condition will be adversely affected.

        Management of the Company intends to review and, in appropriate circumstances, pursue opportunities for development and expansion of new products and services, such as home health care, rehabilitation and pharmacy services. Efforts to achieve such business diversification, however, are subject to certain risks, including management's relative unfamiliarity with such businesses, additional uncertainties related to government regulation and possible difficulties in integrating new products or businesses.

DEVELOPMENT AND CONSTRUCTION RISKS

        The Company's growth strategy is dependent, in part, on its ability to develop and construct a significant number of additional residences. As of November 1, 1997, the Company had 99 residences under construction and 74 residences under development. Development projects generally are subject to various risks, including zoning, permitting, health care licensing and construction delays, that may result in construction cost overruns and longer development periods and, accordingly, higher than anticipated start-up losses. Project management is subject to a number of contingencies over which the Company will have little or no control and which might adversely affect project costs and completion time. Such contingencies include shortages of, or the inability to obtain, labor or materials, the inability of the general contractor or subcontractors to perform under their contracts, strikes, adverse weather conditions and changes in applicable laws or regulations or in the method of applying such laws and regulations. In addition, the Company's construction management subsidiary serves as general contractor on many of the Company's residences in construction and development, and, accordingly, in these instances the Company may not have the same contractual recourse for construction delays and defects as would generally be available were a third party general contractor engaged to construct these residences. As a result of these various factors, there can be no assurance that the Company will not experience construction delays, that it will be successful in developing and constructing currently planned or additional residences or that any developed residence will be economically successful. If the Company's planned development is delayed, the Company's business, operating results and financial condition could be adversely affected.

RISKS ASSOCIATED WITH ACQUISITIONS

        The Company has acquired residences in the past and intends to continue to seek acquisition opportunities in the future. However, no assurances can be given that the Company will be successful in identifying any future acquisition opportunities or completing any identified acquisitions. The acquisition of residences involves a number of risks. Existing residences available for acquisition frequently serve or target different market segments than those presently served by the Company. It may be necessary in such cases to reposition and renovate acquired residences or turn over the existing resident population to achieve a resident acuity and income profile which is consistent with the Company's current operations. In addition, the Company may also determine that staff and operating management personnel changes are necessary to successfully integrate such residences into the Company's existing operations. No assurances can be made that management will be successful in repositioning any acquired residences or in effecting any necessary operational or structural changes and improvements on a timely basis. Any failure by the Company to make necessary operational or structural changes or to successfully reposition acquired residences may adversely impact the Company's business, operating results and financial condition. In undertaking acquisitions of residences, the Company also may be adversely impacted by unforeseen liabilities attributable to the prior operators of such residences, against whom the Company may have little or no recourse.

NEED FOR ADDITIONAL FINANCING; RISK OF RISING INTEREST RATES

        To achieve its growth strategy, the Company will need to obtain sufficient financing to fund its continued development, construction and acquisition activities. Accordingly, the Company's future growth will depend on its ability to obtain additional financing on acceptable terms. The Company has executed non-binding letters of intent with four health care REITs for financing commitments aggregating approximately $574 million (of which $281 million has been utilized in sale/leaseback and mortgages financing transactions through November 1, 1997) and with a mortgage lender for construction and long- term mortgage financing aggregating $100 million (none of which has been used as of November 1, 1997). The Company's management believes financing available pursuant to these arrangements, and pursuant to other sources of financing, will be sufficient to fund its development and acquisition programs for at least the next 12 months. The Company will from time to time seek additional funding through public or private financing, including equity or debt financing. If additional funds are raised by issuing equity securities, the Company's stockholders may experience dilution. In addition, the Company will require significant financial resources to meet its operating and working capital needs, including contractual obligations to purchase the equity interest of joint venture portions in residences owned in joint ventures. See "-- Joint Ventures and Related Mandatory Purchase Obligations." There can be no assurance that any newly constructed residences will achieve a stabilized occupancy rate and attain a resident mix that meet the Company's expectations or generate sufficient positive cash flow to cover operating and financing costs associated with such residences. There can be no assurance that the Company will be successful in securing additional financing or that adequate funding will be available and, if available, will be on terms that are acceptable to the Company. A lack of funds may require the Company to delay or eliminate all or some of its development projects and acquisition plans. In addition, the Company may require additional financing to enable it to acquire additional residences, to respond to changing economic conditions, to expand the Company's development program or to account for changes in assumptions related to its development program.

        Approximately $34 million, or 20%, of the Company's total indebtedness as of November 1, 1997 was subject to floating interest rates. Although a majority of the debt and lease payment obligations of the Company are not subject to floating interest rates, indebtedness that the Company may incur in the future may bear interest at a floating rate. In addition, future fixed rate indebtedness and lease obligations will be based on interest rates prevailing at the time such arrangements are obtained. Therefore, increases in prevailing interest rates could increase the Company's interest or lease payment obligations and could have an adverse effect on the Company's business, financial condition and results of operations.

SUBORDINATION


        The Debentures are expressly subordinated in right of payment to all existing and future Senior Indebtedness of the Company. At September 30, 1997, the Company's Senior Indebtedness aggregated approximately $100.2 million. Neither the Indenture nor the Debentures limit the ability of the Company to incur additional Senior Indebtedness or other indebtedness by the Company. In connection with the Sterling Merger, the Company assumed $35 million in principal amount of the 6.75% Convertible Subordinated Debentures due 2006 which are convertible into Common Stock with a conversion price of $20.38 per share, subject to adjustments under certain circumstances. The Indenture and the Debentures do not contain any financial covenants or similar restrictions with respect to the Company and, therefore, the holders of the Debentures have no protection (other than rights upon Events of Default as described under "Description of Debentures") from adverse changes in the Company's financial condition. By reason of the subordination of the Debentures, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company or upon a default in payment with respect to any indebtedness of the Company or an event of default with respect to such indebtedness resulting in the acceleration thereof, the assets of the Company will be available to pay the amounts due on the Debentures only after all Senior Indebtedness has been paid in full.

RESIDENCE MANAGEMENT, STAFFING AND LABOR COSTS

        The Company competes with other providers of long-term care with respect to attracting and retaining qualified and skilled personnel. The Company will be dependent upon its ability to attract and retain management personnel responsible for the day-to-day operations of each of the Company's residences. Any inability of the Company to attract or retain qualified residence management personnel could have a material adverse effect on the Company's financial condition or results of operations. In addition, a possible shortage of nurses or trained personnel may require the Company to enhance its wage and benefits package in order to compete in the hiring and retention of such personnel. The Company will also be dependent upon the available labor pool of semi-skilled and unskilled employees in each of the markets in which it operates. No assurance can be given that the Company's labor costs will not increase, or that, if they do increase, they can be matched by corresponding increases in rates charged to residents. Any significant failure by the Company to attract and retain qualified management and staff personnel, to control its labor costs or to pass on any increased labor costs to residents through rate increases would have a material adverse effect on the Company's business, operating results and financial condition.

COMPETITION

        The long-term care industry is highly competitive and, given the relatively low barriers to entry and continuing health care cost containment pressures, the Company expects that the assisted living segment of such industry will become increasingly competitive in the future. The Company competes with other companies providing assisted living services as well as numerous other companies providing similar service and care alternatives, such as home health care agencies, congregate care facilities, retirement communities and skilled nursing facilities. While the Company believes there is a need for additional assisted living residences in the markets where the Company is constructing and developing residences, the Company expects that, as assisted living residences receive increased market awareness and the number of states which include assisted living services in their Medicaid programs increases, competition will increase from new market entrants, many of whom may have substantially greater financial resources than the Company. No assurance can be given that increased competition will not adversely affect the Company's ability to attract or retain residents or maintain its existing rate structures. Moreover, in implementing its growth strategy, the Company expects to face competition for development and acquisition opportunities from local developers and regional and national assisted living companies. Some of the Company's present and potential competitors have, or may have access to, greater financial resources than those of the Company. Consequently, there can be no assurance that the Company will not encounter increased competition in the future which could limit its ability to attract and retain residents, to maintain or increase resident service fees or to expand its business and could have a material adverse effect on the Company's financial condition, results of operations and prospects.

        Management of the Company is not able to predict the effect that the health care industry trend towards managed care will have on the assisted living marketplace. Managed care, an arrangement whereby service and care providers agree to sell specifically defined services to one or more public or private payors (frequently not the end user or resident) subject to a predefined system in an effort to achieve more efficiency with respect to utilization and cost, is not currently a significant factor in the assisted living marketplace. However, managed care plans sponsored by insurance companies or HMOs may in the future be a factor in the assisted living marketplace. There can be no assurance that the Company will not encounter increased competition or be subject to other competitive pressures that could affect its business, results of operation or financial condition as a result of managed care.

JOINT VENTURES AND RELATED MANDATORY PURCHASE OBLIGATIONS

        The Company has entered into several joint ventures with regional real estate development partners and others for the construction, development and ownership of assisted living residences in targeted geographic areas. As of November 1, 1997, 53 of the Company's operating residences were jointly owned, directly or indirectly, with venture partners. Of the 173 of the Company residences which were either under construction or development as of November 1, 1997, a significant portion of such residences are being or will be constructed or developed under joint venture agreements. There can be no assurance that these joint venture development partners will be successful in identifying sites for future residences, securing necessary permits and licenses for the construction of new residences and supervising the construction of new residences on time and within budget. In addition, the Company has agreed not to own or operate competing assisted living residences during specified contractual periods within specified geographic areas adjacent to residences developed through certain of its joint ventures. While the Company typically receives a fee for managing residences developed through joint ventures, it shares with its joint venture partners any profits or losses realized from the operation or sale of such residences. The Company is obligated under its joint venture arrangements to purchase the equity interests of its joint venture partners upon the election of such joint venture partners at a price based on either a formula price or the appraised value of the residence owned by the applicable joint venture. These purchase rights generally become exercisable during the first six months to two years following the opening of the residence owned by such joint venture. As a result of these provisions, the Company might become obligated to acquire additional interests in residences developed through joint ventures on terms or at times that would otherwise not be acceptable to the Company, including times during which the Company may not have adequate liquidity to fund such acquisitions.

GOVERNMENT REGULATION

        Health care is an area of extensive and frequent regulatory change. The assisted living industry is relatively new, and, accordingly, the manner and extent to which it is regulated at the Federal and state levels is evolving. Changes in the laws or new interpretations of existing laws may have a significant impact on the Company's methods and costs of doing business. The Company is, and will be, subject to varying degrees of regulation and licensing by health or social service agencies and other regulatory authorities in the various states and localities where they operate or intend to operate.

        The Company and its activities are subject to zoning, health and other state and local government regulations. Zoning variances or use permits are often required for construction. Severely restrictive regulations could impair the ability of the Company to open additional residences at desired locations or could result in costly delays. Several of the Company's residences have been financed by revenue bonds. In order to continue to qualify for favorable tax treatment of the interest payable on certain of these bonds, the financed residences must comply with certain federal income tax requirements, principally pertaining to the maximum income level of a specified portion of the residents. Failure to satisfy these requirements constitutes an event of default under the bonds, thereby accelerating their maturity.

        The Company's success will depend in part upon its ability to satisfy applicable regulations and requirements and to procure and maintain required licenses in rapidly changing regulatory environments. Any failure to satisfy applicable regulations or to procure or maintain a required license could have a material adverse effect on the

Company's financial condition, results of operations and prospects. The Company's operations could also be adversely affected by, among other things, regulatory developments such as revisions in building code requirements for assisted living residences, mandatory increases in the scope and quality of care to be offered to residents and revisions in licensing and certification standards. There can be no assurance that Federal, state or local laws or regulations will not be imposed or expanded which adversely impact the Company's business, financial condition, results of operations or prospects. The Company's residence operations are also subject to health and other state and local government regulations.

        The Company has sold franchises for its Sterling House model and may sell on a limited basis franchises for such model in the future. The sale of franchises is regulated by the Federal Trade Commission and by certain state agencies located in jurisdictions other than those states where the Company currently conducts franchise operations. Principally, these regulations require that certain written disclosures be made prior to the sale of a franchise. In addition, some states have relationship laws which prescribe the basis for terminating a franchisee's rights and regulate both the franchisor's and its franchisees' post-termination rights and obligations. There can be no assurance that changes in such regulations will not have an adverse impact upon the ability of the combined company to continue its franchising activities.

        The Company intends to review and, in appropriate circumstances, pursue opportunities for development and expansion into new products and services. These new products and services may include home health care, rehabilitation and pharmacy services. The Federal and state regulation of such additional products and services may be more evolved and extensive than that related to the Company's assisted living operations. The Company has not in the past engaged in significant activities outside of its core assisted living business. Should the Company expand into new products and services, the Company will be subject to additional Federal, state and local laws and regulations. Non-compliance with such regulations could have a material adverse effect on the Company's business, financial condition, results of operations or prospects.

LIABILITY AND INSURANCE

        The provision of personal and health care services entails an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal theories, many of which involve large claims and result in the incurrence of significant defense costs. In addition, compared to more institutional long-term care facilities, assisted living residences (especially dementia care residences) of the type operated by the Company offer residents a greater degree of independence in their daily lives. This increased level of independence, however, may subject the resident and the Company to certain risks that would be reduced in more institutionalized settings. The Company currently maintains liability insurance intended to cover such claims which it believes is adequate based on the nature of the risks, historical experience and industry standards. There can be no assurance, however, that claims in excess of such insurance or claims not covered by insurance, such as claims for punitive damages, will not arise. A successful claim against the Company not covered by, or in excess of, its insurance could have a material adverse effect upon the Company's financial condition and results of operations. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect upon the Company's ability to attract or retain residents or expand its business and may require management to devote substantial time to matters unrelated to day-to-day operations. In addition, insurance policies must be renewed annually. There can be no assurance that the Company will be able to obtain liability insurance in the future or that, if such insurance is available, it will be available on acceptable economic terms.

DEPENDENCE ON ATTRACTING SENIORS WITH SUFFICIENT RESOURCES TO PAY

        The Company currently relies, and for the foreseeable future, the Company expects to rely, primarily on the ability of its residents to pay for services from their own and their families' financial resources. Generally, only elderly adults with income or assets meeting or exceeding the comparable median in the region where assisted living residences of the Company are located can afford the fees for such residences. Inflation or other circumstances which adversely affect the ability of residents and potential residents to pay for assisted living services could have an adverse effect on the Company. In the event that the Company encounters difficulty in attracting seniors with adequate resources to pay for the Company's services, the Company would be adversely affected.

ENVIRONMENTAL LIABILITY RISKS ASSOCIATED WITH REAL PROPERTY

        Under various Federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean up costs incurred by such parties in connection with the contamination. Such laws typically impose clean up responsibility and liability without regard to whether the owner knew of or caused the presence of contaminants, and liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation or responsibility. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such property, may adversely affect the owner's ability to sell or lease such property or to borrow using such property as collateral. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.

        With the exception of four Sterling House residences operated by the Company or its predecessors since prior to 1995, the Company has conducted environmental assessments of all of its operating residences and has conducted, or is in the process of conducting, environmental assessments of all of its undeveloped sites and sites currently under construction. These assessments have not revealed, and the Company is not otherwise aware of, any environmental liability that it believes would have a material adverse effect on the Company's business, assets or results of operations. There can be no assurance, however, that environmental assessments would detect all environmental contamination which may give rise to material environmental liabilities. The Company believes that its respective residences are in compliance in all material respects with all applicable environmental laws. The Company has not been notified by any governmental authority, or is otherwise aware, of any material non-compliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of the residences its currently operates.

ANTI-TAKEOVER PROVISIONS

        The Company's Restated Certificate of Incorporation, as amended (the "Certificate"), authorizes the issuance of 5,000,000 shares of Preferred Stock and 30,000,000 shares of Common Stock. Giving effect to the reservation of shares issuable upon conversion of the Debentures and the Company's outstanding $35,000,000 principal amount of 6.75% Convertible Subordinated Debentures due 2006 (the "6.75% Debentures") and exercise of stock options previously granted or available to be granted under the Company's stock option plans, the Company will have 5,415,369 shares of authorized but unissued Common Stock. Subject to the rules of the American Stock Exchange ("AMEX") upon which the Common Stock is listed, the Board of Directors of the Company has the power to issue any or all of these additional shares without stockholder approval, and the preferred shares can be issued with such rights, preferences and limitations as may be determined by the Company's Board. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of Preferred Stock that may be issued in the future. The Company presently has no commitments or contracts to issue any additional shares of Common Stock (other than pursuant to the exercise of outstanding stock options or the conversion of the Debentures and the 6.75% Debentures) or any shares of Preferred Stock. Authorized and unissued Preferred Stock and Common Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could delay, discourage, hinder or preclude an unsolicited acquisition of the Company, could make it less likely that stockholders receive a premium for their shares as a result of any such attempt and could adversely affect the market price of and the voting and other rights of the holders of outstanding shares of Common Stock. As a Delaware corporation, the Company is subject to Section 203 of the Delaware General Corporation Law (the "DGCL") which, in general, prevents an "interested stockholder" (defined generally as a person owing 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) for three years following the date such person became an interested stockholder unless certain conditions are satisfied.

SHARES ELIGIBLE FOR FUTURE SALE

        Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices of the Common Stock.

        In connection with the Sterling Merger, the Company issued 5,549,760 shares of Common Stock to holders of the common stock of Sterling. Up to 46% of such shares are available for sale by the holders thereof pursuant to Rule 145 adopted by the Commission under the Securities Act upon the publication by the Company of financial results covering at least 30 days of post-Sterling Merger combined operations, and the remainder of such shares are available for immediate resale by the holders thereof.

        Approximately 51.1% of the outstanding shares of Common Stock was offered and sold in reliance upon exemptions from registration under the Securities Act and, accordingly, such shares are "restricted shares" for purposes of Rule 144 adopted under the Securities Act ("Restricted Shares"). The substantial majority of the Restricted Shares are currently either freely tradeable without restriction or limitation under the Securities Act or may be sold in the public market pursuant to Rule 144 promulgated under the Securities Act, subject to the volume and resale restrictions of such rule.

        Holders of the Debentures and the 6.75% Debentures have the right to convert the such debentures into Common Stock at a conversion price of $20.25 or $20.38 per share, respectively, at any time after the registration statements which have been filed by the Company with respect thereto are declared effective by the Commission. If holders elect to convert all of the outstanding Debentures and 6.75% Debentures into shares of Common Stock, the Company would issue an additional 4,186,506 shares of Common Stock.

POSSIBLE PRICE VOLATILITY OF DEBENTURES AND THE COMMON STOCK

        The market price of the Debentures and Common Stock offered hereby could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the Debentures and Common Stock offered hereby, variations in the Company's operating results, and new statutes or regulations or changes in the interpretation of existing statutes or regulations affecting the health care industry generally or the assisted living industry in particular. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations also may adversely affect the market price of the Debentures and Common Stock.

                                USE OF PROCEEDS

        The proceeds from the sale of the Debentures and shares of Common Stock offered hereby are solely for the account of the Selling Securityholders. Accordingly, the Company will receive none of the proceeds from sales thereof.

                            SELLING SECURITYHOLDERS

        The Debentures being offered hereby were acquired by the Selling Securityholders in connection with a private placement of the Debentures by the Company on May 21, 1997 pursuant to Rule 144A, and Regulation D under the Securities Act or in permitted resale transactions from the initial purchasers of the Debentures (the "Initial Purchasers") or holders acquiring such Debentures from prior holders thereof in further permitted resale transactions. The following table sets forth information concerning the principal amount of Debentures beneficially owned by such Selling Securityholders which may be offered from time to time pursuant to this Prospectus. Other than as a result of the ownership of Debentures or Common Stock, none of the Selling Securityholders has had any material relationship with the Company within the past three years, except as noted herein. The table has been prepared based upon information furnished to the Company by the Trustee (as defined) for the Debentures, by The Depository Trust Company (the "Depository"), and by or on behalf of the Selling Securityholders.

                           PRINCIPAL AMOUNT              PRINCIPAL AMOUNT
                             OF DEBENTURES                 OF DEBENTURES            PERCENT OF OUTSTANDING
        NAME              BENEFICIALLY OWNED             THAT MAY BE SOLD                 DEBENTURE
 -----------------   ----------------------------   --------------------------   ----------------------------





        Information concerning the Selling Securityholders may change from time to time and will be set forth in Prospectus Supplements. As of the date of this Prospectus, the aggregate principal amount of Debentures outstanding is $50,000,000.

        Because the Selling Securityholders may offer all or some of the Debentures and shares of Common Stock issued upon conversion thereof pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Debentures or shares of Common Stock that will be held by the Selling Securityholders after completion of this offering, no estimate can be given as to the principal amount of Debentures or shares of Common Stock that will be held by the Selling Securityholders after completion of this offering. See "Plan of Distribution."


                              PLAN OF DISTRIBUTION

        The Company will not receive any of the proceeds from this offering. The Company has been advised by the Selling Securityholders that the Selling Securityholders may sell all or a portion of the Debentures and shares of Common Stock offered hereby from time to time on terms to be determined at the times of such sales. The Debentures and shares of Common Stock offered hereby be sold from time to time by the Selling Securityholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Debentures and shares of Common Stock offered hereby may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Debentures and shares of Common Stock offered hereby as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Securityholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. To the extent required, the aggregate principal amount of Debentures and number of shares of Common Stock to be sold, the names of the Selling Securityholders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Securityholders from the sale of the Debentures and Common Stock offered by the Selling Securityholders hereby will be the purchase price of such Debentures and shares of Common Stock less any commissions. There is no assurance that the Selling Securityholders will sell any or all of the Debentures and shares of Common Stock offered hereby.

        The Debentures and the shares of Common Stock issued upon conversion of the Debentures may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

        The outstanding Common Stock is listed on the AMEX and the shares of Common Stock issuable upon conversion of the Debentures has been approved for listing thereon. The Company does not intend to apply for listing of the Debentures on any national securities exchange or on Nasdaq. The Company does not anticipate that an active market for the Debentures will develop.

        In order to comply with the securities laws of certain states, if applicable, the Debentures and shares of Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Debentures and shares of Common Stock offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Debentures and the shares of Common Stock issued upon conversion of the Debentures may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchase and sales of shares of the Common Stock by the Selling Securityholders.

        The Debentures were originally sold to the Initial Purchasers on May 21, 1997 in a private placement at a purchase price of 100% of their principal amount. Under certain circumstances, the Company agreed to indemnify and hold the Initial Purchasers and certain subsequent holders of the Debentures harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the Debentures by the Initial Purchasers or such subsequent holders.

        The Company will pay all expenses incident to this offering and sale of the Debentures and Common Stock to the public other than underwriting discounts and selling commissions and fees.

        The Company has filed the Registration Statement of which this Prospectus is a part to satisfy its obligations under the Registration Rights Agreement dated May 21, 1997 by and between the Company and the Initial Purchasers (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company has also agreed to prepare and file such amendments and supplements to the Registration Statement of which this Prospectus is a part as may be necessary to keep the Registration Statement effective until all the Debentures and the shares of Common Stock issuable upon conversion thereof have been sold thereby or until the Debentures and the shares of Common Stock issuable upon conversion thereof are no longer, by reason of Rule 144(k) promulgated under the Securities Act or any other rule of similar effect, required to be registered for the sale thereof by the holders thereof. The Registration Rights Agreement entitles the Company to suspend temporarily the right of holders of Registrable Securities to make dispositions of the Debentures or the Common Stock pursuant to the Registration Statement to the extent the Company's Board of Directors determines such suspension to be necessary in light of the existence of any undisclosed acquisition, financing activity or other material event the disclosure of which may reasonably be expected to materially disadvantage the Company.


                           DESCRIPTION OF DEBENTURES

        The Debentures were issued under an Indenture dated as of May 21, 1997 (the "Indenture"), executed by the Company and IBJ Schroder Bank & Trust Company, as the trustee under the Indenture (the "Trustee"). The terms of the Debentures include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

        The following is a summary of certain provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the Indenture, including the definitions of certain terms therein to which reference is hereby made, for a complete statement of such provisions. Wherever particular provisions or sections of the Indenture or terms defined therein are referred to herein, such provisions or definitions are incorporated herein by reference.

GENERAL

        The Debentures are unsecured general obligations of the Company, subject to the rights of holders of Senior Indebtedness of the Company, and will mature on June 1, 2004. The Debentures are limited to $50.0 million aggregate principal amount and bear interest payable semiannually on June 1 and December 1 of each year, commencing December 1, 1997, at the per annum rate of 7.0%. The first payment will be for the period from the date of delivery to December 1, 1997. The Company will pay interest on the Debentures to the persons who are registered holders of Debentures at the close of business on the May 15 or November 15 preceding the interest payment date. Principal (and premium, if any) and interest will be payable, the Debentures will be convertible and exchangeable, and transfers thereof will be registerable, at the office or agency of the Company maintained for such purposes, initially at the offices of the Trustee. The Company may pay principal and interest by check and may mail an interest check to a holder's registered address. Holders must surrender Debentures to a Paying Agent to collect principal payments.

        Initially, the Trustee will act as Paying Agent, Registrar and Conversion Agent. The Company may change any Paying Agent, Registrar, Conversion Agent or co-registrar upon prior written notice to the Trustee and may act in any such capacity itself.

DELIVERY AND FORM OF DEBENTURES

        Those Debentures initially sold to qualified institutional buyers (as defined in Rule 144A under the Securities Act) were issued in global form represented by a single global Debenture (the "Rule 144A Global Security") and were deposited on May 21, 1997 with the Depository and registered in the name of Cede & Co., as nominee of the Depository. Those Debentures that were initially sold to institutional accredited investors were initially issued in fully registered form.

        A holder may transfer or exchange Debentures in accordance with the Indenture. No service charge will be made for any registration or transfer, exchange or conversion of Debentures, except for any tax or other governmental charges that may be imposed in connection therewith. The Registrar need not transfer or exchange any Debentures selected for redemption. Also, in the event of a partial redemption, it need not transfer or exchange any Debentures for a period of 15 days before selecting Debentures to be redeemed. The Indenture does not contain any provision requiring the Company to repurchase the Debentures at the option of the holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the Company, even though the Company's credit worthiness and the market value of the Debentures may decline significantly as a result of such transaction. The Indenture does not protect holders of the Debentures against any decline in credit quality, whether resulting from any such transaction or from any other cause. The registered holder of a Debenture may be treated as its owner for all purposes.

CONVERSION RIGHTS

        The holders of the Debentures are entitled at any time after the effective date of the Registration Statement of which this Prospectus is a part and prior to maturity, subject to prior redemption, to convert the Debentures or portions thereof (which are $1,000 or multiples thereof) into shares of Common Stock at the conversion price set forth in the Debenture (subject to adjustments as described below). No payment or adjustment will be made for accrued interest on a converted Debenture. If any Debenture not called for redemption is converted between a record date for the payment of interest and the next succeeding interest payment date, such Debenture must be accompanied by funds equal to the interest payable to the registered holder on such interest payment date on the principal amount so converted. The Company will not issue fractional interests in shares of Common Stock upon conversion of the Debentures and instead will deliver a check for the fractional share based upon the market value of the Common Stock on the last trading date prior to the conversion date. If the Debentures are called for redemption, conversion rights will expire at the close of business on the redemption date, unless the Company defaults in payment due upon such redemption.

        The conversion price is subject to adjustments, as set forth in the Indenture, in certain events, including the payment of dividends or distributions on the Common Stock in shares of capital stock; subdivisions or combinations of the Common Stock into a greater or smaller number of shares of Common Stock; reclassification of the shares of Common Stock resulting in an issuance of any shares of the Company's capital stock; distribution of rights or warrants to all holders of Common Stock entitling them to purchase Common Stock at less than the then current price at that time; and the distribution to all holders of Common Stock of assets, excluding certain cash dividends and distributions, or debt securities or any rights or warrants to purchase securities of the Company; provided, however, that no adjustment will be required if holders of the Debentures receive notice of and are allowed to participate in such transactions. No adjustment will be required for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest, or for a change in the par value of the Common Stock. To the extent that Debentures become convertible into cash, no adjustment will be required thereafter as to cash. No adjustment in the conversion price need be made unless such adjustment would require a change of at least 1.0% in the conversion price; however, any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. The Company may voluntarily reduce the conversion price for a period of time.

        If the Company pays dividends on the Common Stock in shares of capital stock or subdivides or combines the Common Stock or issues by reclassification of its Common Stock any shares of its capital stock or merges with, or transfers or leases substantially all of its assets to, another corporation or trust, the holders of the Debentures then outstanding will be entitled thereafter to convert such Debentures into the kind and amount of shares of capital stock, other securities, cash or other assets which they would have owned immediately after such event had such Debentures been converted before the effective date of the transaction.

        Any Debentures called for redemption, unless surrendered for conversion on or before the close of business on the redemption date, are subject to being purchased from the holder of such Debentures at the redemption price by one or more investment banks or other purchasers who may agree with the Company to purchase such Debentures and convert them into Common Stock of the Company.

SUBORDINATION OF DEBENTURES

        The indebtedness evidenced by the Debentures is subordinated and junior in right of payment to the extent set forth in the Indenture to the prior payment in full of amounts then due on all Senior Indebtedness. No payment shall be made by the Company on account of principal of (or premium if any) or interest on the Debentures or on account of the purchase or other acquisition of Debentures, if there shall have occurred and be continuing a default with respect to any Senior Indebtedness permitting the holders to accelerate the maturity thereof, or with respect to any Senior Indebtedness and such default shall be the subject of a judicial proceeding, or the Company shall have received notice of such default from certain authorized persons, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist. By reason of these provisions, in the event of default on any Senior Indebtedness, whether now outstanding or hereafter issued, payments of principal of (and premium, if any) and interest on the Debentures may not be permitted to be made until such Senior Indebtedness is paid in full, or the event of default on such Senior Indebtedness is cured or waived.

        Upon any acceleration of the principal of the Debentures or any distribution of assets of the Company upon any receivership, dissolution, winding-up, liquidation, reorganization or similar proceedings of the Company, whether voluntary or involuntary, or in bankruptcy or insolvency, all amounts due or to become due upon all Senior Indebtedness must be paid in full before the holders of the Debentures or the Trustee are entitled to receive or retain any assets so distributed in respect of the Debentures. By reason of this provision, in the event of insolvency, holders of the Debentures may recover less, ratably, than holders of Senior Indebtedness.

        "Senior Indebtedness" is defined to mean the principal, premium, if any, interest on and all other amounts payable under or in respect of Indebtedness (as defined in the Indenture) of the Company (other than Indebtedness owed to a subsidiary of the Company, Indebtedness of the Company which is expressly pari passu with the Debentures or Indebtedness which is expressly subordinated to the Debentures). There is no limit on the amount of Senior Indebtedness that the Company may incur.

OPTIONAL REDEMPTION

        The Debentures are subject to redemption, as a whole or in part, at any time or from time to time commencing on or after June 15, 2000 at the option of the Company on at least 30 days' and not more than 60 days' prior notice by mail. The redemption prices (expressed as a percentage of principal amount) are as follows for the 12-month period beginning on or after June 15 of the following years:

                                                                    Redemption
                          Year                                         Price
                          ----                                         -----


                         2000   . . . . . . . . . . . . . . . . . . . . 103%
                         2001   . . . . . . . . . . . . . . . . . . . . 102%
                         2002   . . . . . . . . . . . . . . . . . . . . 101%
                         2003 and thereafter  . . . . . . . . . . . . . 100%

MODIFICATION OF THE INDENTURE

         Under the Indenture, with certain exceptions, the rights and obligations of the Company with respect to the Debentures and the rights of holders of the Debentures may only be modified by the Company and the Trustee with the written consent of the holders of not less than 66-2/3% in principal amount of the outstanding Debentures. However, without the consent of each Holder of any Debenture affected, an amendment, waiver or supplement may not
(a) reduce the amount of Debentures whose holders may consent to an amendment;
(b) reduce the rate or change the time of payment of interest on any Debenture;
(c) reduce the principal of or change the fixed maturity of any Debenture; (d) make any Debenture payable in money other than that stated in the Debenture;
(e) change the provisions of the Indenture regarding the right of the holders of a majority of the Debenture to waive defaults under the Indenture or impair the right of any holder of Debentures to institute suit for the enforcement of any payment of principal and interest on the Debentures on and after their respective due dates; or (f) make any change that adversely affects the right to convert any Debenture.

EVENTS OF DEFAULT, NOTICE AND WAIVER

         The following is a summary of certain provisions of the Indenture relating to events of default notice and waiver.

         The following are Events of Default under the Indenture with respect to the Debentures: (i) default in the payment of interest on the Debentures when due and payable which continues for 30 days; (ii) default in the payment of principal of (and premium, if any) on the Debentures when due and payable, at maturity, upon redemption or otherwise, which continues for five business days; (iii) failure to perform any other covenant of the Company contained in the Indenture or the Debentures which continues for 60 days after notice as provided in the Indenture; (iv) acceleration of any indebtedness for money borrowed (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligation for which recourse is limited to property purchased) in an aggregate principal amount in excess of $5.0 million, whether existing on the date of the execution of the Indenture or thereafter created, if such indebtedness is not paid or such acceleration is not annulled within ten days after notice to the Company of such acceleration; and (v) certain events of bankruptcy, insolvency or reorganization relating to the Company.

         If an Event of Default occurs and is continuing with respect to the Debentures, either the Trustee or the Holders of at least a majority in principal amount of the Debentures may declare all of the Debentures to be due and payable immediately.

         The Company will not (i) declare or pay any dividends or make any distribution to holders of its capital stock or (ii) purchase, redeem or otherwise acquire or retire for value any of its Common Stock, or any warrants, rights or options, to purchase or acquire any shares of its Common Stock (other than the Debentures or any other convertible indebtedness of the Company that is neither secured nor subordinated to the Debentures), if at the time any of the aforementioned Events of Default has occurred and is continuing or would exist immediately after giving effect to such action.

         The Trustee may require indemnity reasonably satisfactory to it before it enforces the Indenture or the Debentures. Subject to certain limitations, holders of a majority in principal amount of the Debentures may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Debentures notice of any default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company is required to file with the Trustee annually an officer's statement as to the absence of defaults in fulfilling any of its obligations under the Indenture.

         No consent of the holders of the Debentures is required for the Company to consolidate with or merge into or transfer or lease substantially all of its assets to another corporation or trust which assumes the obligations of the Company under the Indenture and Debentures or for any reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code; nor is any such consent of holders of the Debentures required for any amendment of the Indenture or the Debentures by the Company or the Trustee to cure any ambiguity, defect or inconsistency, or to provide for uncertificated Debentures in addition to certified Debentures, or to make any change that does not adversely affect the right of a holder of a Debenture.

         Subject to certain conditions, any person having a beneficial interest in the Rule 144A Global Security may, upon request to the Trustee, exchange such beneficial interest for Debentures in the form of certificated Debentures. Upon any such issuance, the Trustee is required to register such certificated Debentures in the name of, and cause the same to be delivered to, such person or persons (nominee of any thereof). All such certificated Debentures will be subject to the legend requirements set forth in the Indenture. In addition, if
(i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Debentures in the form of certificated Debentures under the Indenture, then, upon surrender by the Rule 144A Global Security Holder of its Rule 144A Global Security, Debentures in certificated form will be issued to each person that the Rule 144A Global Security Holder and the Depository identify as being the beneficial owner of the related Debentures.

         Neither the Company nor the Trustee will be liable for any delay by the Rule 144A Global Security Holder or the Depository in identifying the beneficial owners of Debentures, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Rule 144A Global Security Holder or the Depository for all purposes.

         The Debentures may not be sold or otherwise transferred except in accordance with the provisions set forth in the Indenture.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

         The Indenture provides that the Company may not merge or consolidate with, or sell or convey all, or substantially all, of its assets to another person unless such person is a company or a trust; such person assumes by supplemental indenture all the obligations of the Company under the Debentures and the Indenture; and immediately after the transaction no default or Event of Default shall exist.

MARKETABILITY

         The Debentures are a new issue of securities with no established trading market. The Company does not intend to list the Debentures on Nasdaq or on any national securities exchange. No assurance can be given as to the liquidity of the trading market for the Debentures.

GOVERNING LAW

         The Indenture and the Debentures are governed by and construed in accordance with the laws of the State of New York.


                                 LEGAL MATTERS

         Certain legal matters relating to the validity of the Debentures and the Common Stock offered hereby will be passed upon for the Company by Rogers & Hardin LLP, Atlanta, Georgia.

                                    EXPERTS


        The (i) consolidated financial statements of Alternative Living Services, Inc. and subsidiaries as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996 have been included in the Company's Form 10-K for the year ended December 31, 1996 and (ii) supplemental consolidated financial statements of Alternative Living Services, Inc. and subsidiaries as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996 have been included in the Form 8-K/A filed by the Company on November 6, 1997; and each such financial statements have been incorporated by reference in the Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing therein upon the authority of said firm as experts in accounting and auditing.

================================================================================

No dealer, salesperson or other person has been authorized to give any information or to make any representations in connection with this Offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any Selling Securityholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                            --------------------

                              TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
Incorporation of Certain Documents by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      10
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19
Selling Securityholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20
Description of Debentures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      22
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27

================================================================================







                                  $50,000,000


                       ALTERNATIVE LIVING SERVICES, INC.


                7.0% Convertible Subordinate Debentures Due 2004

                                      and

                                   2,469,136
                    Common Stock, par value $.01 per share,
                        Issuable Upon Conversion Thereof




                                ----------------
                                   PROSPECTUS
                                ----------------




                              November ___, 1997





================================================================================

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses to be paid in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, and all such expenses will be borne by the Registrant. All amounts are estimates except for the SEC registration fee and the AMEX filing fee. It is estimated that the Registrant will incur the following expenses in connection with the offering of the securities being registered.


         SEC Registration Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       $15,152
         AMEX Filing Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                        17,500
         Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .                        10,000
         Blue Sky Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .                         5,000
         Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .                        20,000
         Printing and Mailing Expenses  . . . . . . . . . . . . . . . . . . . . . . . . .                        25,000
         Transfer Agent Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . .                         5,000
         Miscellaneous Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                         2,348
                                                                                                             ------------

                 Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                    $  100,000
                                                                                                             ============

-------------------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 102 of the Delaware General Corporation Law ("DGCL") allows a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for certain unlawful dividends and stock repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

    Section 145 of the DGCL provides that in the case of any action other than one by or in the right of the corporation, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Section 145 of the DGCL provides that in the case of an action by or in the right of a corporation to procure a judgment in its favor, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action or suit by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation or enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth in the proceeding paragraph, except that no indemnification may be made in respect of any action or claim as to which such person shall have been adjudged to be liable to the corporation unless a court determines that such person is fairly and reasonably entitled to indemnification.

    Articles VIII and IX of the Company's Restated Certificate of
Incorporation, as amended, provides for indemnification of directors, officers and employees to the fullest extent permissible under the DGCL.

ITEM 16.  EXHIBITS.


Exhibit No.  Description of Exhibit
----------   ----------------------
  2.1            Agreement and Plan of Merger, dated as of July 30, 1997 among Alternative Living Services, Inc., Tango
                 Merger Corporation and Sterling House Corporation, as amended as of September 2, 1997 (incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-4 (No. 333-34851) filed on September 3, 1997).

  3.0            Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, Registration No. 333-04595, filed with the
                 Commission on July 30, 1996 (the "Form S-1")).

  3.1            Certificate of Merger dated May 24, 1996.*

  3.2            Certificate of Amendment to the Restated Certificate of Incorporation dated August 1, 1996.*

  3.3            Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.4 to the Registrant's
                 Registration Statement on Form S-3, registration No. 333-39705, filed with the Commission on November
                 6, 1997 (the "Form S-3")).

  4.1            See Articles Four, Six, Seven, Eight, Nine, Ten and Eleven of the Registrant's Restated Certificate of
                 Incorporation (incorporated herein by reference to Exhibit 3.1 to the Form S-1) and the Certificate of
                 Amendment to the Restated Certificate of Incorporation filed herewith.

  4.2            Form of Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Form S-1).

  4.3            Indenture dated as of May 21, 1997 by and between Alternative Living Services, Inc. and IBJ Schroder
                 Bank & Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant's Current
                 Report on Form 8-K (No. 1-11999) filed on May 27, 1997).

  4.4            Form of Registration Rights Agreement dated as of May 21, 1997 by and between Alternative Living
                 Services, Inc. and the purchasers of the 7% Convertible Subordinated Debentures due 2004 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 8-K (No. 1-11999) filed on May
                 27, 1997).

  4.5            See Articles 2, 3, 5, 7 and 8 of the Registrant's Restated Bylaws (incorporated herein by reference to
                 Exhibit 3.4 to the Form S-3).

  4.6            Indenture dated as of May 23, 1996 by and between Sterling House Corporation ("Sterling") and Fleet
                 National Bank, as Trustee (incorporated by reference to Exhibit 4.11 to Sterling's Registration
                 Statement on Form S-3 (Registration No. 333-15329 filed on November 1, 1996 (the "Sterling S-3")).

  4.7            Form of Registration Rights Agreement dated as of May 17, 1996 by and between Sterling and the initial purchasers of the 6.75% Convertible Subordinated Debentures due 2006 (incorporated by reference to
                 Exhibit 4.9 to the Sterling S-3).

  4.8            First Supplemental Indenture dated as of October 23, 1997 among the Registrant, Sterling and State
                 Street Bank and Trust Company, as successor Trustee (incorporated herein by reference to Exhibit 4.9 to the Form S-3).

  5.1            Opinion of Rogers & Hardin LLP.

 12.1            Statement regarding computation of earnings to fixed charges.

 23.1            Consent of Rogers & Hardin LLP (included in Exhibit 5.1).

 23.2            Consent of KPMG Peat Marwick LLP.

 23.3            Consent of KPMG Peat Marwick LLP.

 24.1            Power of Attorney.

 25.1            Statement of Eligibility and Qualification of Trustee under the Trust Indenture Act of 1939 on Form
                 T-1.

-----------------------

* Previously filed.


ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookfield, State of Wisconsin, on this 13th day of November, 1997.

                                       ALTERNATIVE LIVING SERVICES, INC.


                                       By:  /s/ William F. Lasky
                                          -------------------------------------
                                           William F. Lasky
                                           Chief Executive Officer


    In accordance with requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated.


              SIGNATURE                                    TITLE                          DATE
              ---------                                    -----                          ----
/s/ William F. Lasky                            Chief Executive                      November 13, 1997
-------------------------------------------     Officer and Director (Principal
William F. Lasky                                Executive Officer)


                                                President and Director
-------------------------------------------
Timothy J. Buchanan


/s/ Thomas E. Komula                            Senior Vice President, Treasurer     November 13, 1997
-------------------------------------------     and Chief Financial Officer and
Thomas E. Komula                                Assistant Secretary (Principal
                                                Financial Officer)


/s/ John D. Peterson                            Vice President and Controller        November 13, 1997
-------------------------------------------     (Principal Accounting Officer)
John D. Peterson

          *                                     Chairman of the Board and            November 13, 1997
-------------------------------------------     Director
William G. Petty, Jr.

          *                                     Vice Chairman and Director           November 13, 1997
-------------------------------------------
Richard W. Boehlke

          *                                     Director                             November 13, 1997
-------------------------------------------
Gene E. Burleson

                                                Director
-------------------------------------------
D. Ray Cook, M.D.

          *                                     Director                             November 13, 1997
-------------------------------------------
Robert Haveman

          *                                     Director                             November 13, 1997
-------------------------------------------
Ronald G. Kenny

          *                                     Director                             November 13, 1997
-------------------------------------------
Jerry L. Tubergen

                                                Director
------------------------------------------
Steven L. Vick


*By: /s/ Thomas E. Komula
    --------------------------------------
         Thomas E. Komula, as
         Attorney-in-Fact


                                 EXHIBIT INDEX


Exhibit No.      Description of Exhibit                                                                                  Page Number
----------       ----------------------                                                                                  -----------
  2.1            Agreement and Plan of Merger, dated as of July 30, 1997 among Alternative Living Services, Inc., Tango
                 Merger Corporation and Sterling House Corporation, as amended as of September 2, 1997 (incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-4 (No. 333-34851) filed on September 3, 1997).

  3.0            Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, Registration No. 333-04595, filed with the
                 Commission on July 30, 1996 (the "Form S-1")).

  3.1            Certificate of Merger dated May 24, 1996.*

  3.2            Certificate of Amendment to the Restated Certificate of Incorporation dated August 1, 1996.*

  3.3            Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.4 to the Registrant's
                 Registration Statement on Form S-3, Registration No. 333-39705, filed with the Commission on November 6,
                 1997 (the "Form S-3")).

  4.1            See Articles Four, Six, Seven, Eight, Nine, Ten and Eleven of the Registrant's Restated Certificate of
                 Incorporation (incorporated herein by reference to Exhibit 3.1 to the Form S-1) and the Certificate of
                 Amendment to the Restated Certificate of Incorporation filed herewith.

  4.2            Form of Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Form S-1).

  4.3            Indenture dated as of May 21, 1997 by and between Alternative Living Services, Inc. and IBJ Schroder
                 Bank & Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant's Current
                 Report on Form 8-K (No. 1-11999) filed on May 27, 1997).

  4.4            Form of Registration Rights Agreement dated as of May 21, 1997 by and between Alternative Living
                 Services, Inc. and the purchasers of the 7% Convertible Subordinated Debentures due 2004 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 8-K (No. 1-11999) filed on May
                 27, 1997).

  4.5            See Articles 2, 3, 5, 7 and 8 of the Registrant's Restated Bylaws (incorporated herein by reference to
                 Exhibit 3.4 to the Form S-3).

  4.6            Indenture dated as of May 23, 1996 by and between Sterling House Corporation ("Sterling") and Fleet
                 National Bank, as Trustee (incorporated by reference to Exhibit 4.11 to Sterling's Registration
                 Statement on Form S-3 (Registration No. 333-15329 filed on November 1, 1996 (the "Sterling S-3")).

  4.7            Form of Registration Rights Agreement dated as of May 17, 1996 by and between Sterling and the initial purchasers of the 6.75% Convertible Subordinated Debentures due 2006 (incorporated herein by reference to Exhibit 4.9 to the Sterling S-3).

  4.8            First Supplemental Indenture dated as of October 23, 1997 among the Registrant, Sterling and State
                 Street Bank and Trust Company, as successor Trustee (incorporated herein by reference to Exhibit 4.9 to the Form S-3).

  5.1            Opinion of Rogers & Hardin LLP.

 12.1            Statement regarding computation of earnings to fixed charges.

 23.1            Consent of Rogers & Hardin LLP (included in Exhibit 5.1).

 23.2            Consent of KPMG Peat Marwick LLP.

 23.3            Consent of Ernst & Young LLP.

 24.1            Power of Attorney.

 25.1            Statement of Eligibility and Qualification of Trustee under the Trust Indenture Act of 1939 on Form
                 T-1.

---------------------


*Previously filed.